Exhibit 1

Joint Filing Agreement

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Schedule 13D is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Liu Ming Hui

Signature:	/s/ Liu Ming Hui

Name/Title:	Liu Ming Hui

Date:	08/17/2026

Smart Dynamics Technology Ltd

Signature:	/s/ Liu Ming Hui

Name/Title:	Liu Ming Hui, Director

Date:	08/17/2026